债务豁免协议
Debt Waive Agreement

本协议由以下双方于2008年9月27日于广州签署

This Agreement is made by and between the following two Parties on September 27, 2008:

甲方：广州恒大实业集团有限公司
法定代表人：丁玉梅
地址：广州市

Party A: Guangzhou Hengda Industial Group Limited
Legal Representative: Yumei Ding
Address: Guangzhou

乙方：茂名恒大钢铁集团有限公司
法定代表人：韩文春
地址：茂名市

Party B: Maoming Hengda Steel Group Limited
Legal Representative: Wenchun Han
Address: Maoming

鉴于：
乙方在过去经营中向甲方借贷款项用于工程项目及流动资金；

WHEREAS, Party B used to borrow money from Party A to fund its construction project and operations;

由于目前的经营状况，乙方无法全部偿还甲方的借款. 乙方也已经同美国 通用钢铁控股有限公司以及美国通用钢铁控股有限公司的控股子公司天津邱钢投资有限公司于2008年6月25日签定了收购协议；天津邱钢投资有限公司出资5000万元人民币（约为710万美金）购买茂名恒大钢铁集团有限公司99%的股份；

WHEREAS, Party B was not able to repay the full amount owned to Party A due to current operating status. Party B entered into a certain equity purchase agreement (the “Purchase Agreement”) with General Steel Holdings, Inc. (“General Steel”), and Tianjin Qiu Steel Investment Limited, a subsidiary owned in majority and controlled by General Steel (“Qiu Steel”), on June 25, 2008, pursuant to which Qiu Steel agreed to pay Party B RMB 50 Million Yuan (approximately USD $7.1 Million) in exchange for 99% of the equity of Party B;

美国通用钢铁控股有限公司一直在与甲方协商减少债务总额；

WHEREAS, General Steel has been negotiating with Party A to lower the total amount due to Party A .

NOW, THEREFORE IT IS MUTUALLY AGREED AS FOLLOWS:

根据《中华人民共和国公司法》和《中华人民共和国合同法》等有关法律、法规的规定，甲、乙双方经友好协商就豁免债务一事，达成以下协议。

In accordance with the Company Law of the People’s Republic of China, the Contract Law of the People’s Republic of China and other related laws and regulations, the Parties to this Agreement hereby make the following agreements concerning the waive of debt.

第一条   债务的豁免

Article 1  Waive of Debt

甲方鉴于乙方目前的经营状况，决定无任何条件的豁免乙方所欠其220,756,777元人民币总债务中的5000万元人民币债务，从即日起乙方将不必向甲方归还该债务项下的任何本金及其利息，也不必就该债务承担任何责任。

After considering the current status of Party B’s business, Party A agrees to waive the RMB 50 million Yuan of the total RMB 220,756,777 Yuan debt that Party B owes to Party A. As of the date of this Agreement, Part B shall have no obligation to repay to Party A any capital or interest under the aforesaid debt and shall have no liability for such debt.

第二条    豁免声明及承诺

Article 2  Representations and Warranties

甲方声明此次豁免乙方的债务为不可撤销的债务豁免，甲方在任何情况下均放弃撤销或修改此次债务豁免的权利。

Party A hereby represents and warrants that the waive of debt under this Agreement shall be irrevocable and that Party A gives up any and all rights to revoke or amend such waive of debt in any circumstance.

甲方承诺此次豁免乙方的债务已经获得其公司股东会决议通过；并已获得其他债权人的同意。

Party A hereby represents and warrants that the waive of debt under this Agreement has been approved by the shareholders of it with the shareholders’ meeting resolution and has been approved by other creditors of Party A.
第三条    本协议的生效

Article 3  Coming into Force

本协议在双方盖章及各自授权代表签署后生效。

This Agreement shall come into force when it is chopped by the two Parties and duly executed by the authorized representatives of the Parties.

第四条    其他

Article 4  Other Agreements

1、对本协议的任何修订必须采用书面形式。

1. Any amendment to this Agreement shall be written.

2、任何与本协议有关或因本协议引起的争议，均应提交中国国际经济贸易仲裁委员会，并按照该会届时有效的仲裁规则在北京进行仲裁。仲裁裁决是终局的，对各方有约束力。

2. Any dispute in connection or rising out of this Agreement shall be submitted to China International Economic and Trade Arbitration Commission for arbitration under its rules that is effective at that time. The award of arbitration shall be final and legally binding to the Parties.

3、本协议一式二份，甲方、乙方各持一份，具有同等效力。

3. This Agreement is made in two copies with equal validity, and each Party shall hold one.

广州恒大实业集团有限公司
Guangzhou Hengda Industial Group Limited

茂名恒大钢铁集团有限责任公司
Maoming Hengda Steel Group Limited